Exhibit 10(q)

December 19, 2008

Mr. Fredric G. Reynolds

c/o CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Mr. Reynolds:

This letter serves to modify, for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), certain provisions of your employment agreement, dated August 15, 2005 (“Employment Agreement”).  Capitalized terms used in this letter agreement without definition have the meanings assigned to them in the Employment Agreement.  This letter, when fully executed below, shall amend your Employment Agreement as follows:

1.                                       The first sentence of paragraph 3(b) of your Agreement shall be amended in its entirety to read as follows:

“In addition to your Salary, beginning on October 1, 2005, you shall earn an additional amount (“Deferred Compensation”), the payment of which (together with the return thereon, as provided in this paragraph 3(b)), shall be deferred until January 31st of the first calendar year following the calendar year in which your employment terminates.”

2.                                       Paragraph 3(c)(iii) of your Employment Agreement shall be amended in its entirety to read as follows:

“(iii)                         Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, between January 1st and February 28th of the calendar year following the calendar year to which such bonus compensation relates.”

3.                                       Paragraph 6(g) of your Employment Agreement shall be amended to add the following new sentence to the end thereof:

“Notwithstanding anything in this paragraph 6(g) to the contrary, CBS will not exercise such right to deduct from any monies otherwise payable to you, except for applicable withholding taxes on such amounts, to the extent that such deduction would result in the imposition of additional tax, penalties or interest under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”).”

4.                                       The fourth sentence of paragraph 7 of your Employment Agreement shall be amended in its entirety to read as follows:

Mr. Fredric G. Reynolds
December 19, 2008

“Bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, between January 1st and February 28th of the calendar year following the calendar year to which such bonus compensation relates.”

5.                                       The sixth sentence of paragraph 7 of your Agreement shall be amended in its entirety to read as follows:

“In addition, if you receive compensation under the STD program, you will receive (i) Deferred Compensation for the calendar year in which such benefits commence prorated for the portion of such year during which you receive compensation under the STD program, (ii) prorated Deferred Compensation for any portion of the following calendar year during which you receive compensation under the STD program, and (iii) Deferred Compensation attributable to prior periods, payable, together in each case with the return thereon as provided in paragraph 3(b), on January 31st of the calendar year following the calendar year in which your employment terminates.”

6.                                       The last sentence of paragraph 8(a) of your Employment Agreement shall be amended in its entirety to read as follows:

“In the event that your employment is terminated by CBS Corporation for Cause pursuant to paragraph 8(a) or you resign without Good Reason, you shall be entitled to receive (i) any unpaid Salary through your termination or resignation date, payable within 30 days following the date of your termination, and (ii) prorated Deferred Compensation for the calendar year in which the termination or resignation occurs, and Deferred Compensation attributable to prior periods payable, together with the return thereon as provided in paragraph 3(b), on January 31st of the calendar year following the calendar year in which your employment terminates.”

7.                                       Paragraph 8(d)(i) of your Employment Agreement shall be amended in its entirety to read as follows:

“(i)                               two times (2x) the sum of: (a) your annual base Salary, (b) annual Deferred Compensation and (c) your “Target Bonus”, as in effect on the date on which your employment terminates, provided, however, that such amounts shall be subject to a cap at a maximum of Six Million dollars ($6,000,000) gross (your “Total Separation Pay”), to be payable in a lump sum within 60 days following the date of your termination;”

8.                                       Paragraph 8(d)(ii) of your Employment Agreement shall be amended in its entirety to read as follows:

“(ii)                            Deferred Compensation attributable to the calendar year in which the termination occurs and to prior calendar years shall be payable, together with the return thereon as provided in paragraph 3(b), on January 31st of the calendar year following the calendar year in which your employment terminates; and Deferred Compensation attributable to any calendar year following the calendar year in which the termination occurs shall be payable, together with the return thereon as provided in paragraph 3(b), on January 31st of the calendar year following the calendar year to which such Deferred Compensation relates;”

Mr. Fredric G. Reynolds
December 19, 2008

9.                                       The last sentence of Section 8(e) shall be amended in its entirety to read as follows:

“The precise amount of such bonus, if any, will be determined in a manner consistent with the bonus determinations for other Senior Executive STIP participants, and shall be payable, less applicable deductions and withholding taxes, in a lump sum between January 1, 2010 and February 28, 2010.”

10.                                 The first three sentence of paragraph 9 of your Employment Agreement shall be amended in their entirety to read as follows:

“In the event of your death prior to the end of the Term while actively employed, the payment date for purposes of Section 409A shall be the date of your death, and your beneficiary or estate shall receive (i) your Salary up to the date on which the death occurs, payable within 30 days following the date of your death; (ii) any Bonus earned in the prior year but not yet paid, payable in accordance with paragraph 3(c)(iii) hereof; and (iii) bonus compensation for the calendar year in which the death occurs, in an amount equal to your Target Bonus and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the year following the year of your death.  In the event of your death after the termination of your employment while you are entitled to receive compensation under paragraph 8(d) or (e), the payment date for purposes of Section 409A shall be the date of your death, and your beneficiary or estate shall receive (i) any amounts payable under paragraph 8(d)(i) up to the date on which the death occurs, payable within 30 days following the date of your death; (ii) any Bonus earned in the prior year but not yet paid, payable in accordance with paragraph 3(c)(iii) hereof; and (iii) any bonus compensation for the calendar year in which the death occurs, in an amount equal to your Target Bonus and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the year following the year of your death.  In addition, your beneficiary or estate shall receive prorated Deferred Compensation for the calendar year in which the death occurs and Deferred Compensation attributable to prior calendar years, in both cases payable, together with the return thereon as provided in paragraph 3(b), on January 31st of the calendar year following the year of your death.”

11.                                 Paragraph 20 of your Employment Agreement shall be amended by changing its heading to read “Deductions and Withholdings” and by deleting the last sentence thereof.

12.                                 A new paragraph 22 shall be added to the end of your Employment Agreement, which shall read as follows:

“22.                           Section 409A.

(a)                                  If the provision of any benefit or perquisite under this Agreement results in in-kind benefits or reimbursements to you that are (x) taxable for federal income tax purposes and (y) subject to Section 409A, then such in-kind benefits or reimbursements shall be subject to the following rules:

(i)                                     The in-kind benefits to be provided, or the amounts to be reimbursed, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement.

Mr. Fredric G. Reynolds
December 19, 2008

(ii)                                  The amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year.

(iii)                               Any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(iv)                              Your right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(b)                                 Notwithstanding any other provisions of this Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by CBS Corporation) at the time of the termination of your employment, then to the extent any amount scheduled to be paid to you during the six-month period following the termination of your employment (including, for this purpose, any equity-based incentive award that is scheduled for payment or settlement during the six-month period following the termination of your employment), and as a result of the termination of your employment, constitutes deferred compensation (within the meaning of Section 409A), such amount shall be paid to you or settled, as the case may be, on the earlier of (i) the first business day following the six (6) month anniversary of the termination of your employment or (ii) your death.

(c)                                  To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A.  This Agreement shall be construed in a manner to give effect to such intention.  In no event whatsoever (including, but not limited to, as a result of this section or otherwise) shall CBS be liable for any tax, interest or penalties that may be imposed on you under Section 409A.  Neither CBS nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any such taxes, interest or penalties, or liability for any damages related thereto.”

13.                                 Except as otherwise provided herein, your Employment Agreement shall continue in full force and effect in accordance with its terms.

Mr. Fredric G. Reynolds
December 19, 2008

To acknowledge your agreement to the foregoing, please sign, date and return this letter to me or to Stephen D. Mirante, Senior Vice President, Human Resources Specialty Services.

Very truly yours,

CBS CORPORATION

By:	/s/ Louis J. Briskman

Louis J. Briskman
Executive Vice President and
General Counsel,
CBS Corporation

Accepted and Agreed:

/s/ Fredric G. Reynolds
Fredric G. Reynolds

Dated:	12/22/2008